Exhibit 99.1
For Further Information, Contact:

Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Jaia Zimmerman
The Blueshirt Group	RightNow Technologies
415.217.7722	650.653.4441 Office
todd@blueshirtgroup.com	650.464.8462 Cell
stacie@blueshirtgroup.com	jzimmerman@rightnow.com
RightNow Announces
Fourth Quarter and Full Year 2010 Financial Results
Annual recurring revenue growth of 28%; revenue and earnings per share ahead of guidance.
BOZEMAN, Mont. (February 2, 2011) — RightNow® (NASDAQ: RNOW) today announced results for the fourth quarter and year ended December 31, 2010.
Fourth quarter 2010 financial highlights included:
•	Total revenue was $51.4 million, an increase of 24% over Q4 2009

•	Recurring revenue was $41 million, an increase of 27% over Q4 2009

•	Non-GAAP operating margin, which excludes the impact of stock-based compensation charges, was 14%, an increase of 600 basis points over Q4 2009

•	Non-GAAP diluted earnings per share, which excludes stock-based compensation charges and a tax benefit, was $0.17

•	Current software backlog was $149 million, an increase of 28% over Q4 2009

•	18 transactions greater than $1 million
Full year 2010 financial highlights included:
•	Total revenue was $185.5 million, an increase of 22% over FY 2009

•	Recurring revenue was $147.3 million, an increase of 28% over FY 2009

•	Non-GAAP operating margin, which excludes the impact of stock-based compensation charges, was 11%, an increase of 300 basis points over FY 2009

•	Non-GAAP diluted earnings per share, which excludes stock-based compensation charges and a tax benefit, was $0.49
Total revenue was $51.4 million in the fourth quarter of 2010, compared to $41.6 million in the fourth quarter of 2009, reflecting a 24% increase. Recurring revenue in the fourth quarter of 2010 increased 27% to $41 million from $32.2 million in the fourth quarter of 2009.
Net income in the fourth quarter of 2010 was $23.5 million or $0.64 per diluted share, compared to net income of $2.6 million, or $0.08 per diluted share, in the fourth quarter of 2009. Net income and net income per share in fourth quarter of 2010 were impacted by a tax benefit from a deferred tax asset
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valuation allowance reversal of $19.7 million. Non-GAAP net income in the fourth quarter of 2010 was $5.9 million, or $0.17 per diluted share, compared to non-GAAP net income of $3.3 million or $0.10 per diluted share, in the fourth quarter of 2009. Non-GAAP net income and earnings per share in the fourth quarter, excludes stock-based compensation charges of $2.1 million and a tax benefit of $19.7 million.
Total revenue was $185.5 million for the year ended December 31, 2010, compared to $152.7 million for the year ended December 31, 2009, reflecting a 22% increase. Recurring revenue in the year ended December 31, 2010 increased 28% to $147.3 million from $115.4 million in the year ended December 31, 2009.
Net income in the year ended December 31, 2010 was $28.4 million or $0.83 per diluted share, compared to net income of $5.9 million, or $0.18 per diluted share, in the year ended December 31, 2009. Net income and net income per share in year ended December 31, 2010 were impacted by a tax benefit from a deferred tax asset valuation allowance reversal of $19.7 million. Non-GAAP net income in the year ended December 31, 2010 was $16.5 million, or $0.49 per diluted share, compared to non-GAAP net income of $12.7 million or $0.39 per diluted share, in the year ended December 31, 2009. Non-GAAP net income and earnings per share in the year ended December 31, 2010, excludes stock-based compensation charges of $7.9 million and a tax benefit of $19.7 million.
New, renewed and expanded customer relationships during the fourth quarter of 2010 included Activision, Belgacom, Hunter Douglas, Mercedes-Benz Financial Services, NetGear, Ricoh, 3M, and University of Oxford.
“We had an outstanding close to 2010 with growth across all areas of our business. As demonstrated by our acquisition of Q-go, we are putting our balance sheet to work, adding incremental revenue streams and leading edge technology that give us another layer of momentum to accelerate our organic growth,” said Greg Gianforte, CEO and founder. “Our focus for 2011 is to invest in profitable growth as we take advantage of the large CX market opportunity that we believe we are squarely positioned to capture.”
Jeff Davison, CFO, said, “We are pleased to report 28% growth in annual recurring revenue and a significant increase in operating income over fiscal year 2009. We delivered tremendous results during this past year and we are excited about the opportunity that lies ahead in 2011.”
RightNow Completes Q-go Acquisition
RightNow today announced that the Company has completed the acquisition of Q-go.com B.V. The acquisition will be recorded in the Company’s March 31, 2011 quarter end financial statements.
Guidance
The annual and quarterly GAAP net income and GAAP net income per share guidance includes estimated expenses for amortization of acquired intangible assets. The amortization expense for acquired intangibles will be finalized once the Q-go purchase price accounting valuation is complete.
•	For the full year 2011, the Company expects total revenue be approximately $225 million, with recurring revenue growth expected to be approximately 23%. Net income per diluted share for the full year 2011 is expected to be approximately $0.06. Non-GAAP net income per diluted share, which excludes stock-based compensation, acquisition costs and amortization of acquired intangible assets, and amortization of debt issuance costs, is expected to be approximately $0.52 for the full year 2011. The Company expects approximately 36 million diluted shares outstanding for the full year 2011.
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•	For the first quarter of 2011, total revenue is expected to be approximately $52 million. First quarter net loss per diluted share is expected to be approximately $(0.04). First quarter non-GAAP net income per diluted share, which excludes stock-based compensation, acquisition costs and amortization of acquired intangible assets, and amortization of debt issuance costs, is expected to be approximately $0.08. The Company expects approximately 35.5 million diluted shares outstanding for the first quarter of 2011.
Please refer to our “Forward-Looking Guidance Reconciliation” table for complete details on adjustments between GAAP and non-GAAP guidance.
Quarterly Conference Call
RightNow Technologies will discuss its quarterly results today via teleconference at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) today. To access the call, please dial (877) 638 — 9569, or outside the U.S. (914) 495-8536, at least five minutes prior to the 2:30 p.m. MT start time. A live webcast of the call will also be available at http://investor.rightnow.com/index.cfm under the Events & Presentations menu. An audio replay will be available between 5:30 p.m. MT February 2, 2011 and 9:59 p.m. MT February 16, 2011 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 33943976. The replay will also be available on the Company’s website at http://investor.rightnow.com.
About RightNow Technologies
RightNow is helping rid the world of bad experiences one consumer interaction at a time, eight million times a day. RightNow CX, the customer experience suite, helps organizations deliver exceptional customer experiences across the web, social networks and contact centers, all delivered via the cloud. With more than ten billion customer interactions delivered, RightNow is the customer experience fabric for nearly 2,000 organizations around the globe. To learn more about RightNow, go to www.rightnow.com.
RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of The NASDAQ Stock Market LLC.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, general economic conditions; our success in transitioning to a new President and Chief Operating Officer; the risks associated with purchasing Q-go, including our ability to retain and motivate Q-go’s employees; our ability to integrate and market Q-go’s solutions to new customers; our ability to retain Q-go’s existing customers; the speed, quality and cost of our efforts to integrate Q-go’s solutions with our solution set; the security and reliability of Q-go’s service; and the risks associated with forecasting the impact of Q-go on combined financial results; the risk that the guidance estimates in this release will differ from the final purchase price valuation of Q-go; fluctuations in foreign currency exchange; our business model; our ability to develop or acquire and gain market acceptance for new products and enhancements to existing products in a cost-effective and timely manner; fluctuations in our earnings as a result of potential changes to our valuation
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allowance(s) on our deferred tax assets; the gain or loss of key customers; competitive pressures and other similar factors such as the availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; our ability to expand or contract operations, manage expenses and grow profitability; the rate at which our present and future customers adopt our existing and future products and services; fluctuations in our operating results including our revenue mix and our rate of growth; fluctuations in backlog; the risk that our investments in partner relationships and additional employees will not achieve expected results; interruptions or delays in our hosting operations; breaches of our security measures; our ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; any unanticipated ambiguities in fair value accounting standards; the amount and timing of any stock repurchases under our stock repurchase program; fluctuations in our operating results from the impact of stock-based compensation expense; our ability to manage and expand our partner relationships; our ability to hire, retain and motivate our employees and manage our growth; the impact of potential future acquisitions, if any; and risks associated with our offering of convertible senior notes including the potential impact on earnings per share calculations; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
FRNOW
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RightNow Technologies, Inc.
Consolidated Balance Sheets
(In thousands) (Unaudited)

	Dec. 31,	Dec. 31,
	2010	2009

Assets
Cash and cash equivalents	$181,948	$41,546
Short-term investments	94,759	54,977
Accounts receivable	39,338	34,267
Allowance for doubtful accounts	(2,021)	(1,914)

Net receivables	37,317	32,353
Deferred commissions	5,418	6,394
Prepaid and other current assets	4,662	2,434
Deferred tax assets	3,801	—

Total current assets	327,905	137,704

Property and equipment, net	10,702	10,122
Intangible assets, net	14,124	11,141
Deferred commissions, non-current	4,747	3,461
Other	4,921	2,007
Deferred tax assets, non-current	16,480	—

Total Assets	$378,879	$164,435

Liabilities and Stockholders’ Equity
Accounts payable	$10,463	$5,427
Commissions and bonuses payable	7,137	6,271
Other accrued liabilities	13,363	11,146
Current portion of long-term debt	—	22
Current portion of deferred revenue	90,350	88,603

Total current liabilities	121,313	111,469

Deferred revenue, net of current portion	2,969	12,724
2.50% convertible senior notes due 2030	175,000	—

Total liabilities	299,282	124,193

Stockholders’ equity:
Common stock	35	34
Additional paid-in capital	136,717	112,439
Treasury stock, at cost	(29,149)	(15,007)
Accumulated other comprehensive income	1,953	1,125
Accumulated deficit	(29,959)	(58,349)

Total stockholders’ equity	79,597	40,242

Total Liabilities and Stockholders’ Equity	$378,879	$164,435

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RightNow Technologies, Inc.
Consolidated Operating Statements
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Recurring revenue	$40,977	$32,172	$147,345	$115,395
Professional services	10,396	9,407	38,177	37,292

Total revenue	51,373	41,579	185,522	152,687

Cost of revenue:
Recurring revenue	5,855	5,813	23,609	20,948
Professional services	8,348	6,891	31,453	26,610

Total cost of revenue	14,203	12,704	55,062	47,558

Gross profit	37,170	28,875	130,460	105,129

Operating expenses:
Sales and marketing	21,888	17,705	79,395	64,751
Research and development	5,065	5,314	20,154	20,221
General and administrative	5,108	4,130	18,706	15,801

Total operating expenses	32,061	27,149	118,255	100,773

Income from operations	5,109	1,726	12,205	4,356

Interest and other income (expense), net	(311)	1,000	345	2,094

Income before income taxes	4,798	2,726	12,550	6,450
Benefit (provision) for income taxes	18,708	(119)	15,840	(579)

Net income	$23,506	$2,607	$28,390	$5,871

Net income per share:
Basic	$0.72	$0.08	$0.88	$0.18
Diluted	$0.64	$0.08	$0.83	$0.18

Shares used in the computation:
Basic	32,562	31,815	32,156	31,752
Diluted	37,574	33,047	34,568	32,336

Supplemental information of stock-based compensation expense included in:
Cost of software, hosting and support	$125	$102	$482	$460
Cost of professional services	122	132	486	612
Sales and marketing	782	694	3,077	3,029
Research and development	237	254	988	1,178
General and administrative	870	500	2,821	2,507

Total stock-based compensation	$2,136	$1,682	$7,854	$7,786

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RightNow Technologies, Inc.
Consolidated Statements of Cash Flow
(In thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating activities:
Net income	$23,506	$2,607	$28,390	$5,871
Non-cash adjustments:
Depreciation and amortization	2,023	2,081	7,772	7,491
Stock-based compensation	2,136	1,682	7,854	7,786
Provision for losses on accounts receivable	60	40	191	157
Benefit for deferred tax asset valuation allowance reversal	(19,732)	—	(19,732)	—
Changes in operating accounts:
Receivables	(2,605)	524	(4,029)	11,255
Prepaid and other current assets	368	526	(948)	(209)
Deferred commissions	(1,040)	(1,140)	(314)	(1,282)
Accounts payable	1,287	805	4,997	238
Commissions and bonuses payable	999	1,392	877	451
Other accrued liabilities	(824)	(839)	2,122	(424)
Deferred revenue	(727)	(2,880)	(8,388)	(14,916)
Other	(455)	(576)	(298)	(321)

Cash provided by operating activities	4,996	4,222	18,494	16,097

Investing activities:
Net change in investments	(63,513)	5,558	(39,813)	(15,833)
Acquisition of property and equipment	(1,233)	(1,912)	(6,708)	(5,577)
Intangible asset additions	(1,101)	(410)	(4,560)	(654)
Business acquisition	—	—	—	(5,906)

Cash provided (used) in investing activities	(65,847)	3,236	(51,081)	(27,970)

Financing activities:
Convertible senior notes issuance costs	(5,036)	—	(5,036)	—
Proceeds from issuance of convertible senior notes	175,000	—	175,000	—
Proceeds from issuance of common stock	8,184	1,352	12,820	1,748
Excess tax benefit of stock options exercised	982	11	3,603	243
Common stock repurchased	(14,142)	—	(14,142)	(1,798)
Payments on current and long-term debt	—	(12)	(22)	(46)

Cash provided by financing activities	164,988	1,351	172,223	147

Effect of foreign exchange rates on cash and cash equivalents	83	349	766	1,867

Increase (decrease) in cash and cash equivalents	104,220	9,158	140,402	(9,859)

Cash and cash equivalents at beginning of period	77,728	32,388	41,546	51,405

Cash and cash equivalents at end of period	$181,948	$41,546	$181,948	$41,546

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RightNow Technologies, Inc.
Reconciliation of Non-GAAP Measurements
(Amounts in thousands, except per share amounts) (Unaudited)
Earnings Per Share Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income as reported	$23,506	$2,607	$28,390	$5,871
Add stock-based compensation (“SBC”)	2,136	1,682	7,854	7,786
Less deferred tax asset valuation allowance reversal	(19,732)	—	(19,732)	—
Less non-recurring litigation settlement gain	—	(1,000)	—	(1,000)

Net income before reconciling items	$5,910	$3,289	$16,512	$12,657

Net income per share, as reported (basic)	$0.72	$0.08	$0.88	$0.18
Net income per share, as reported (diluted)*	$0.64	$0.08	$0.83	$0.18
Net income per share, before reconciling items (basic)	$0.18	$0.10	$0.51	$0.40
Net income per share, before reconciling items (diluted)*	$0.17	$0.10	$0.49	$0.39

Shares outstanding (basic), as reported	32,562	31,815	32,156	31,752
Shares outstanding (diluted), as reported*	37,574	33,047	34,568	32,336

*	The 2010 computation of diluted net income per share was calculated using the “if converted,” methodology in accordance with FASB Accounting Standards Codification, Topic 260, Earnings Per Share. The computation assumes our convertible senior notes issued November 2010 were converted into 2,326 and 586 shares of our common stock during the fourth quarter and year ending December 31, 2010, respectively. Due to the converted share count assumption, we added back convertible note interest expense and debt amortization costs, net of tax, of $402 to GAAP and non-GAAP net income during the fourth quarter and year ending December 31, 2010 to calculate earnings per share. The convertible senior notes upon full conversion are convertible into 5,488 shares.
Forward-Looking Guidance Reconciliation

	GAAP	Adjustment								Non- GAAP
First quarter ending March 31, 2011
Net income (approximately)	$(1,150)	[a]	2,600	[b]	300	[c]	700	[d]	250	$2,700
Net income per share (approximately)	$(0.04)									$0.08
Shares (diluted)	32,600									35,500

Year ending December 31, 2011
Net income (approximately)	$2,000	[a]	12,000	[b]	300	[c]	3,400	[d]	1,000	$18,700
Net income per share (approximately)	$0.06									$0.52
Shares (diluted)	36,000									36,000

[a]	Estimated stock-based compensation expense to be recorded for the periods indicated in accordance with FASB Accounting Standards Codification, Topic 718, Compensation-Stock Compensation, which is effective for periods beginning January 1, 2006.
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[b]	Estimated acquisition costs associated with Q-go.

[c]	Estimated amortization expense of acquired intangible assets.

[d]	Estimated debt issuance amortization expenses.
About Non-GAAP Financial Measures
Non-GAAP net income and diluted net income per share are supplemental measures of our performance that are not required by, or presented in accordance with GAAP. These non-GAAP financial measures are not intended to be used in isolation and should not be considered a substitute for net income and net income per share or any other performance measure determined in accordance with GAAP. We present non-GAAP net income and net income per share because we consider each to be an important supplemental measure of our performance.
Management uses these non-GAAP financial measures to make operational decisions, evaluate the Company’s performance, prepare forecasts and determine compensation. Further, management believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company’s performance when planning, forecasting and analyzing future periods.
Our stock-based compensation expenses are expected to vary depending on the number of new grants issued, changes in our stock price, stock market volatility, expected option lives and risk-free rates of return, all of which are difficult to estimate.
During the fourth quarter of 2010, we reversed $19.7 million of a deferred tax asset valuation allowance as we determined it was more likely than not that we will utilize the deferred tax assets.
During the fourth quarter of 2009, KANA Software, Inc. (KANA) paid us $1,000,000 pursuant to the terms of a General Release and Settlement Agreement. We recorded this as a non-recurring gain in other income. For further discussion related to the settlement please refer to our Form 10-Q filed on November 6, 2009 and our Form 10-K for 2009 filed on March 9, 2010.
In calculating non-GAAP net income and net income per share, management excluded stock-based compensation expenses, the deferred tax asset valuation allowance reversal, and the KANA settlement gain to facilitate its review of the comparability of the Company’s operating performance on a period-to-period basis because such expenses and gain are not, in management’s view, related to the Company’s ongoing operating performance. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and resource allocation.
Management further believes that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision making. We believe that the use of non-GAAP net income and net income per share also facilitate a comparison of RightNow’s underlying operating performance with that of other companies in our industry, which use similar non-GAAP financial measures to supplement their GAAP results. Also, management excluded the deferred tax asset valuation allowance reversal and KANA settlement gain because they are considered non-recurring and therefore not helpful when comparing with our historical, current, or future operating performance.
Calculating non-GAAP net income and net income per share have limitations as an analytical tool, and readers should not consider these measures in isolation or as substitutes for GAAP net income and GAAP net income per share. In the future, we expect to incur additional stock-based compensation expenses and the exclusion of these expenses in the presentation of our non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. In the future we also expect to incur additional acquisition costs and amortization associated with acquired intangible assets and we anticipate excluding these expenses in the future presentation of our non-GAAP financial measures.
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These acquired intangible assets will be considered for impairment, but will be considered a static expense, one that is not typically affected by operations during any particular period. Lastly, we anticipate excluding amortization of debt issuance costs from our future presentation of our non-GAAP financial measures as these costs are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business, and RightNow believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry.
Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, which include:
•	Other companies inside and outside of our industry may calculate non-GAAP net income and net income per share differently than we do, limiting their usefulness as a comparative tool; and

•	The Company’s income tax expense or benefit will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the effective tax rate used in our non-GAAP financial measures.
In addition, the adjustments to our future GAAP financial measures reflecting the exclusion of stock-based compensation expenses, amortization of acquired intangible assets, and amortization of debt issuance costs are recurring and will be reflected in the Company’s financial results for the foreseeable future. The Company compensates for these limitations by providing specific information regarding the GAAP amount excluded from the non-GAAP financial measures. The Company further compensates for the limitations of our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. The Company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial measures.
Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP net income and net income per share. For more information, see the consolidated operating statements and reconciliation of non-GAAP measurements contained in this press release.
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